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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 18, 1997


                                   INSCI CORP.
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            (Exact name of Registrant as specified in its Charter)


                                    DELAWARE
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                 (State of other jurisdiction of incorporation)


      1-12966                                          06-1302773
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  Commission File No.                         I.R.S. Employer Identification


Two Westborough Business Park,
Westborough, MA                                         01581
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Address of principal                                  Zip Code
executive offices


(508) 870-4000
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Registrant's telephone number,
including area code
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5.   OTHER EVENTS

     The Registrant (the "Company"), received the return of the executed Agreements on April 14, 1997, with respect to the acquisition of certain assets and business from non-affiliated entities, known as Action Computer supplies Holdings PLC ("Action") and DSI Data Systems International, Ltd. ("DSI"), United Kingdom-based companies. The acquisition was as of March 3, 1997l. The Company established a wholly-owned subsidiary in the United Kingdom (UK), known as INSCI
(UK) Limited, ("INSCI UK"), for the purchase of assets and business. The Company agreed to pay 25,000 shares of restricted Common Stock as payment for intellectual property rights involving software known as, FlowFile Software, in addition to miscellaneous equipment and supplies, and assumed the installment payment obligation on three (3) motor vehicles that were a part of the transaction.

     Additionally, the Company guaranteed certain financial obligations of INSCI UK to Windsor Life Assurance company Limited and to three (3) former employees of DSI, who are now employed by INSCI UK. The Agreements guarantee INSCI UK's performance as a part of the Asset Purchase Agreement. The Agreement is governed by the Laws of England.

     The Company does not believe that the acquisition is financially significant, as the value of the 25,000 shares was approximately $100,000. The company granted cost-free registration rights to DSI and, in addition, also granted an aggregate of 100,000 options to purchase 100,000 shares of the Company's Common Stock to three (3) employees of INSCI UK, based upon specific performance criteria. The stock options vest annually over a period of three (3) years, as a part of the Employment Agreements. (Each employee has the right to receive 33,333 stock options each.)


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:    New York, New York
          April 18, 1997

                                               INSCI CORP.
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                                               (Registrant)

                                           /s/ ROGER KUHN
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                                               ROGER KUHN
                                               Chief Financial Officer